FBR Group First Quarter 2008 Earnings Conference Call

OPERATOR: Good morning. My name is Rebecca.

      PAUL BEATTIE: Good morning.

     OPERATOR: And I will be your conference operator today. At this time I would like to welcome everyone to the FBR Group first quarter 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star and the number one on your telephone keypad.

If you have only dead phones, please press star and the number two at this time. Then again press star one to ensure your question is registered. Thank you.

Mr. Beattie, you may begin your conference.

PAUL BEATTIE: Thank you. Good morning. This is Paul Beattie, director of investor relations of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group’s annual report on Form 10-K, and in quarterly reports on Form 10-Q.

I would now like to turn the call over to Eric Billings, Chairman and C hief E xecutive O fficer of FBR Group. Also joining us this morning are FBR Group’ s P resident and C hief O perating O fficer, Rock Tonkel, and Kurt Harrington, C hief F inancial O fficer of FBR Group.

ERIC BILLINGS: Thank you, Paul. As you have seen in the release, FBR Group earned $45.1 million or 30 cents per share in the first quarter. Largest single item was the $73 million GAAP reversal of pre-bankruptcy losses relating to the First NLC Financial Services.

Also included in the results were $3.4 million of losses related primarily to pre-bankruptcy FNLC activities. Fifteen million of investment-related losses, including 3.6 million related to merchant banking and 10.6 million related to non-prime securities. A $4.2 million net operating loss at FBR Group for the quarter, and a $5.3 million loss representing FBR Group’s proportionate share of 52 percent-owned FBR Capital Markets’ first quarter loss.

As we look ahead, our operating results will be impacted by two items in particular. First, we expect that the $578 million first quarter investment in agency hybrid securities will increase net interest income by approximately $2.5 million per quarter going forward.

Second, we expect additional cost reductions during the remainder of 2008, after having reduced our cash operating expenses in the first quarter by 28 percent from the average 2007 quarterly run-rate to approximately $4 million.

As you know, FBR Capital Markets released its earnings yesterday, and its results -- like those of the rest of the security industry -- continue to be impacted by the adverse credit market conditions and the resulting slowdown in the capital markets. We believe, however, that with a strong balance sheet and history of doing well during market dislocations, FBR Capital Markets will fare well as the cycle plays itself out.

Turning now to FBR Group’s balance sheet, and at the end of the first quarter we had $240 million invested in cash and highly liquid agency securities, a $2.5 billion portfolio of mortgage-backed securities, of which 2.2 billion were agency-backed securities and 280 million were super senior triple-A bonds, $ 1.6 billion of mortgage-backed portfolio funding in-term repo financing with a blended maturity of February 2009, and margin requirements on agency securities remaining static at 5 percent.

As we stated in the earnings release, it is our intent, as market conditions permit, to continue patiently deploying capital in a conservative, substantially hedged strategy of investing in hybrid agency mortgage-backed securities.

Here are some favorable aspects to our current situation. We have $519 million in capital, including $111 million of AOCI, which we will continue to redeploy over time. We are holding agency assets of $ 2.2 billion in a time of widening spreads. We have prudently limited our use of leverage to 4.8 times, and we intend to continue on that course until we see more normalized markets. In the second quarter, we will have the full benefit of agency assets acquired in the first quarter.

We continue to generate additional liquidity through principal pay-downs and asset dispositions. We will redeploy those assets to agency hybrids with current spreads of approximately 250 basis points.

In addition, as we redeploy capital in the current environment from the triple-As to the agency hybrids, we expect an incremental increase in return on equity of approximately 10 percent.

At the same time, as I noted earlier, we have made some progress in reducing our operating costs and expect to make further reductions over the year.

And, finally, we have approximately 600 million in total operating and capital loss carry forwards that offer potential future economic benefit.

With success in accomplishing these objectives during the second and third quarter, we would expect to continually improve operating profit in the REIT.

I will now open the call to questions.

OPERATOR: At this time I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. If you would like to withdraw your question, press star and the number two on your telephone keypad. We will pause for just a moment to compile the Q and A roster.

Your first question comes from the line of Frank Germino.

ERIC BILLINGS: Hello.

FRANK GERMINO: Yeah, hi.

ERIC BILLINGS: Yes, hi.

FRANK GERMINO: Yes. The share buy-back you had put in last year at December, you were going to have additional up to 100 million shares. So, it looks like you bought back about 20 million. Are we going to continue that program at this point?

The book around $3.07, is that what we figure out now for --

ERIC BILLINGS: Yes , the company net AOCI, conclusive AOCI, that's correct. And, so, I think the -- it is an important part of capital allocation. So, depending on the circumstance, and appropriate allowability, I guess, then we just -- this is something that we consider and will certainly look to do, if and as it's appropriate.

FRANK GERMINO: Thank you.

ERIC BILLINGS: Thank you.

OPERATOR: Your next question is from the line of Bernard Frojmovich.

BERNARD FROJMOVICH: Hey, guys, good morning. A quick question for you, just a couple of bounty items. What's the size of the -- I guess because you had a sub-prime related hit on -- yeah, I guess it was $ 10 million I think the number you said.

ROCK TONKEL: Yeah.

BERNARD FROJMOVICH: What's the size of that portfolio now?

ROCK TONKEL: It's $ 16 million, Bernie.

BERNARD FROJMOVICH: Okay. Sixteen

ROCK TONKEL: one six.

BERNARD FROJMOVICH: 16. Okay. And, I mean, how are you feeling about that? Has that been written down, I guess, now to what you think is realizable? Is that -- what's the ratings distribution of that portfolio?

ROCK TONKEL: We've written it down now to the point, Bernie, where there's, in essence, no near-term expectation of cash flows in the model. So, we've taken that getting near-term cash flow off the risk for several years. And, in essence, the benefit will be stepdowns in the structure and cash received from the stepdowns. And then as the bonds prepay -- repay, and pay down the liability structure, then you get that cash back in later years.

BERNARD FROJMOVICH: Okay. So, you don't have to based -- it's not based off of some, like, ABX index or something else?

ROCK TONKEL: No. No. It's based off -- these either Level 3 assets, they're based on cash flow models. And, as I said, we've basically eliminated cash flow assumptions for the near term.

BERNARD FROJMOVICH: Okay. And the merchant portfolio, how big is that? I guess it has thrown off losses every quarter now, so, I'm just trying to get a sense for what’s going on there.

ROCK TONKEL: The merchant portfolio i s about $ 45 million. And we're liquidating positions, as we have said we would do. We liquidate positions as we’re eligible to do that. And I'd say the write-downs that you've seen are -- this quarter were primarily structured finance are due to the pressure of the structured finance industry.

There are private securities, they're not eligible to sell yet at this point, but as we continue to have those opportunities to sell those down, when we achieve liquidity, and then we will redeploy that capital, whatever we receive from those dispositions, we will redeploy it to the agency strategy.

BERNARD FROJMOVICH: Okay. I f I understood what you said correctly, the 280 in super senior --

ROCK TONKEL: That -- Bernie, just to be clear, at this stage the market-to-market basis, we're flat to that 331 valuation.

BERNARD FROJMOVICH: Okay. All right. Got it. Okay. Because I remember you had a subprime portion of that merchant portfolio. It's not like that's all gone and now you’re just --

ROCK TONKEL: T hat's all gone. There is insurance component of this portfolio. There are general industry companies that are just shy of 10 million. There's structured finance -- some remaining structured finance investments that are $ 10 to $12 million. And there's some commercial real estate investments in there that are probably in the range of $ 15, $ 16, $17 million that totals $ 44, and then liquidating as we have the opportunity to do so. About 25 percent of that today is public and those are the first assets that we had the opportunity to liquidate.

BERNARD FROJMOVICH: Okay. And, on the, non-agency portfolio, which I guess is about $ 280 million I think is what you said. What were the AOCI hits from spread widening?

ROCK TONKEL: Most of the AOCIs is due to as you’d expect marks there. Those assets are marked just right around 80, which implies about $65 million of AOCI against those assets.

BERNARD FROJMOVICH: Okay. I had one or two others, but I'll just get back in the queue.

ERIC BILLINGS: That's fine. Thanks, Bernie.

OPERATOR: Again, if you would like to ask a question, press star, then the number one on your telephone keypad.

The next question is from Gregg Hillman. Gregg , your line is open. Mr. Hillman, your line is open.

ERIC BILLINGS: Can we move to next?

OPERATOR: You have a follow-up question from Bernard Frojmovich.

BERNARD FROJMOVICH: Hey, guys, looks like, you know, Black Rock got the call here or something.

I just want to get a better understanding on the carry forwards, you know, what kind of valuation allowances held against that what sort of -- I mean, clearly you guys aren't earning much now, but there's an anticipation of a ramp at some point. But, you know, how -- you know, just in terms of trying to value that. I just want to get some sort of understanding for, you know, what you're looking at.

KURT HARRINGTON: Yeah, Bernie, Kurt Harrington. Those are at the REIT level. So there's no income tax accounting for those for income taxes at the REIT level. So, those are just the, you know, available losses that could be utilized in the future.

ROCK TONKEL: There's no valuation down side, there's only up side.

BERNARD FROJMOVICH: Right. Right. Okay. And then just from the perspective of, you know, what you're trying to do going forward, you know, there's clearly a difference between, you know, 4.8 times leverage and what the other, I guess, you know -- quite a few. I don't want to be facetious, but, you know, it just seems like there's been a lot of these companies turning up, you know, left and right. But you definitely are taking a different view, at least in the near term. And I was just sort of curious as to are you seeing kind of the dealers just pull back so much that you got to keep yourself lower leverage and that? Is that kind of the environment we're in right now?

ROCK TONKEL: No. I'd say, Bernie, that, as we said again last quarter we intended to begin to redeploy the excess liquidity position, at the point to the agency hybrid business primarily and we intend to continue to do that. We began that during the quarter. We added $ 600 million of assets with spreads well above 200 basis points. And we would expect to continue to do that. I think we think about leverage, you know, maybe a little bit more cautiously in this environment than we did then. I think we look at six to eight times as an appropriate level to lever the balance sheet, which would give our total capital position range to something like a $4 billion balance sheet sort of the midpoint of that, which would suggest there's something a little over a billion-and-a-half dollars of incremental assets that you could add and still sort of be in the mid-range of that six-to-eight leverage ratio. And obviously the benefit of that here, is that a billion-and-a-half dollars, or thereabouts, you add about, you know, $35 million in net interest income to the earnings of the company. And that's the course that we're seeking to pursue. And we're on that -- we're at sort of at the beginning of that ramping stage and we feel like in this environment six to eight is certainly prudent leverage and margin requirements being what they are, sort of static at 5 percent.

We've seen no pullback as relates to the counterparties on the agency side. And, so, we feel like we have that opportunity in front of us. And we're moving in that direction. We're doing so very thoughtfully and carefully in this market environment.

ERIC BILLINGS: Bernie, just a quick comment. If you think -- if you look at our balance sheet between the merchant, tax receivable and the triple-A assets, which over time we are liquefying and turning into cash, and redeploying into the hybrid market, that totals about $200 million of capital, that over time we will be redeploying. And then, again, adding to the hybrid portfolio and, again, using a spread of more than 200 basis points, that will lead to significant increased profitability on a quarter-to-quarter basis as we accomplish that. Now, that will be bumpy and it’s not -- we can't be clear -- precisely clear how that will occur. But in any case, certainly over the ensuing quarters we fully expect that that will continue to occur. That is our objective, in addition to, as Rock said, continuing to systematically build the portfolio to our desired objective at six to eight times.

So, that's really what we're looking at and then, again, simultaneously reducing the cost structure. And the totality of that will produce what we think will be, you know, very acceptable cash returns on equity, and particularly because of the trust-preferred capital that we have, the return on equity that we have when the company deployed, we think can be, you know, very acceptable.

BERNARD FROJMOVICH: Right. Right. And I look at that -- when you're talking about deploying that 220, I look at it, it was 280 at the end of the last quarter. You said it's 220 now. I guess some of that 60 is amortization and some of it is just, you know, AOCI markdowns. Am I looking at that the right way or --

ERIC BILLINGS: Yeah, you are, Bernie. The 2 -- and it's actually 279 now I think is the face on the triple-A portfolio and the mark on that is roughly 220. So, you mark down by approximately 60 -- just over 60 million. You know, as these are triple -- super senior triple-A assets, we obviously fully expect to get all of that capital back, over time -- at the very least. And, so, whether it's just a pure pay down or the pricing of the bonds continue to move back toward par and then we're able to sell those -- redeploy that capital into the agency, in either case over time, that's exactly right. That's what we'll be doing. And as we mentioned in the script, we earn at about 9 percent on the triple-A assets on the spread basis today, and obviously we would expect on a redeployment of the hybrid's assets in the current environment that we would, pick up above an incremental 10 percent of equity return as we do that, assuming the environment stayed reasonably consistent.

BERNARD FROJMOVICH: How fast will that amortize, the non-agency?

ERIC BILLINGS: Well, if it were just through amortization, about two-and-a-half to three years would be about right, give or take, through pure pay downs, if there were never an improvement or recovery in the pricing of these assets in the marketplace, which we obviously don't expect.

BERNARD FROJMOVICH: Right. Right.

ERIC BILLINGS: We do think they'll move back sooner than that.

BERNARD FROJMOVICH: And last question, just on management attendance. I guess a couple of months back there was, you know, some discussion of, you know, the pay and whatnot, and I know Eric had foregone a bonus for a couple of years and got one this year, but -- or last year. But just what -- going forward what are the incentives, and what are those -- what measures are those going to be based on?

ERIC BILLINGS: The current comp plan, Bernie, is going to be released in the proxy statement next month.

BERNARD FROJMOVICH: Okay.

ERIC BILLINGS: Next week. Excuse me. And it will go through those. I will tell you, though, it's very consistent with what it has been in the past and it is profitability-based. So, it would be a percent of profitability. And, so, it will end up being consistent with the normal pay plans of the past.

BERNARD FROJMOVICH: Uh-huh. Okay. Great. Thanks.

ERIC BILLINGS: Thank you.

OPERATOR: The next question is from Gregg Hillman.

GREGG HILLMAN: Just one quick question. It shows the employee count for the FBR Group of 726 people; is that correct?

ROCK TONKEL: That's consolidated. That incorporates CM C, the total personnel at Group is a dozen or less.

GREGG HILLMAN: Okay. And then, Rock, in terms using the tax assets, I think you said the shield assets from the FBR Capital Markets income.

ROCK TONKEL: No, CM is not consolidated for tax purposes.

GREGG HILLMAN: Okay. Well, then, how would you expect to use that tax loss in some date in the future?

ROCK TONKEL: Well, there are a number of things that -- I think we've talked a little bit about the last call -- a number of things we can look at. But one in particular would be that, given those tax benefits, earnings would be -- as we generate earnings we would not be required to pay dividends on that, we would retain that -- we would have the ability to retain that capital.

ERIC BILLINGS: Or we would pay that out in the form of cash dividends, and those dividends would be return of capital not taxable, which would -- and we will make judgments and determinations as to when we rein state the dividends. But at that time it would mean the dividends for a considerable period of time would be tax free.

GREGG HILLMAN: Okay. And, Rock, I know you mentioned winding down the merchant portfolio earlier, but in the past part of the strategy the FBR Group was to co-invest with the FBR Capital Markets, in deals. Are you going to still do that?

ROCK TONKEL: No the business of the REIT going forward is to deploy all available liquidity to the agency business, and primarily to the hybrid agency business, where we believe the highest risk adjust ment spread opportunity is. So, as we receive capital from pay downs of assets, from dispositions of merchant, from cash flow on the asset base, and as Eric said, as the value accretes on the triple-A back toward par , we redeploy that capital, we will be redeploying all available capital, that is not currently deployed to the agencies, to the agencies, given that risk adjusted return pick up.

GREGG HILLMAN: Okay. And can you talk about the dividend policy? You just mentioned possible return of capital, but do you expect to increase the -- either the dividend or the re turn on capital any time soon? And when will you make that decision, on a quarterly basis or --

ERIC BILLINGS: You know, Greg, I think this is something that we'll be talking about significantly over this quarter. And as we said in the script, we expect to return to a cash-operating profit in the future. Ensuing at that time we will make a judgment as to whether we think it's better to retain that capital, or we think the shareholders will be better off if we paid it in the form of dividend in allowing the stock to trade more appropriate to the value of the business, which would then create other opportunities for the company potentially. But we'll make that judgment over the next -- probably over the next 90 days or so.

GREGG HILLMAN: Thank you very much.

ERIC BILLINGS: Thank you, Gregg.

OPERATOR: There are no further questions at this time. Mr. Harrington, do you have any closing remarks?

KURT HARRINGTON: No. Thank you. Thank you for your participation.